UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2012

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 16, 2012, American Realty Capital Properties, Inc. (the “Company”), through an indirect wholly owned subsidiary, closed on the acquisition of the fee-simple interest in a Reckitt Benckiser - French's Mustard headquarters office building located in Chester, NJ. The seller of the property was Prospect Square, LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price of the Reckitt Benckiser - French's Mustard office building was $10.0 million, exclusive of closing costs. The Company funded the acquisition of the property with (a) a $5.5 million mortgage loan, and (b) funds received by making an additional draw under its revolving credit facility, each as described below in Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Reckitt Benckiser - French's Mustard office building contains approximately 32,000 rentable square feet and is 100% leased to Reckitt Benckiser Group plc (LSE: RB), a British multinational consumer goods company headquartered in Slough, United Kingdom, which carries an investment grade credit rating as determined by major credit rating agencies. The original lease has a 10-year term, with approximately 5.7 years remaining. The lease contains one rental escalation of 8.7% in year eight. The lease contains one five-year renewal option.

The lease is net, whereby the tenant is to pay substantially all operating expenses. The annualized rental income for the property is approximately $1.0 million, or $30.13 per rentable square foot.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Customers Bank Loan

On August 16, 2012, the Company, through its indirect wholly owned subsidiaries, entered into a $5.5 million commercial real estate term loan with Customers Bank (the “Customers Bank Mortgage Loan”) to provide financing for the Reckitt Benckiser - French's Mustard headquarters office building described above. The Customers Bank Mortgage Loan is evidenced by a promissory note secured by a mortgage on the property and has a five-year term. The Customers Bank Mortgage Loan bears interest at a per annum fixed rate of 3.625%. The Customers Bank Mortgage Loan requires monthly interest-only payments, with the principal due on the maturity date in August 2017.

The Customers Bank Mortgage Loan is non-recourse and may be prepaid from time to time and at any time, in whole or in part, subject to a premium during the first three years of the term of the loan equal to (i) 2% in respect of a prepayment made during the first and second year of the term of the loan; and (ii) 1% in respect of any prepayment made during the third year of the term of the loan.

The description of the Customers Bank Mortgage Loan in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the loan agreement.

Senior Secured Revolving Credit Facility

On August 16, 2012, the Company drew an additional $6.5 million on its existing senior secured revolving credit facility with RBS Citizens, N.A. This funding was collateralized by 22 of the Company’s previously acquired properties. The terms of the revolving credit facility are set forth in the Company’s Registration Statement on Form S-11 filed on September 22, 2011 and the credit agreement was filed as Exhibit 10.21 to such filing. The description of the revolving credit facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

August 16, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors